Exhibit 5.1

MCDERMOTT, WILL & EMERY	A Partnership Including Professional Corporations 50 Rockefeller Plaza New York, NY 10020-1605 212-547-5400 Facsimile 212-547-5444 http://www.mwe.com	Boston Chicago Dusseldorf London Los Angeles Miami Munich New York Orange County Silicon Valley Washington, D.C.

September 8, 2003

GlycoGenesys, Inc.

31 St. James Avenue, 8th Floor

Boston, MA 02116

Re: Registration	Statement on Form S-3

Dear Ladies & Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, as amended (the “Registration Statement”), to be filed by GlycoGenesys, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of up to 9,888,889 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) representing: (i) an aggregate of 7,487,037 shares of Common Stock (the “Outstanding Shares”) issued in a private placement by the Company completed in August 2003 (the “Private Placement”); (ii) an aggregate of 2,246,111 shares of Common Stock issuable upon exercise of warrants issued in the Private Placement; and (iii) an aggregate of 155,741 shares of Common Stock issuable upon exercise of warrants issued to the placement agent in connection with private placements (the shares in clause (ii) and (iii), the “Warrant Shares”).

We understand that the Outstanding Shares and Warrant Shares may be sold from time to time for the account of certain stockholders of the Company.

We have examined and relied, to the extent we deemed necessary, on certificates of officers of the Company as to factual matters, and on such corporate records of the Company in connection with the authorization, issuance and sale of the Outstanding Shares and the Warrant Shares and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as photostatic copies.

Based on the foregoing, and assuming that the full consideration for each of the Warrant Shares is received by the Company in accordance with the terms of the applicable warrants, it is our opinion that the Outstanding Shares covered by the Registration Statement are, and the Warrant Shares when issued will be, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Very truly yours,

/s/     MCDERMOTT, WILL & EMERY